Exhibit 10.13

September 20, 2002

VIA EMAIL

Mr. Eric Dey

Dear Eric,

We’re delighted to officially offer you the position of Chief Financial Officer, FleetCor Technologies, reporting to me. This letter will detail the expectations, compensation, and terms related to this offer of employment.

Position/Responsibilities

You will serve as the senior most financial officer of the company, providing leadership in the key business planning, financial, and investor relations functions.

You will be accountable for all...

•	Financial planning, budgeting, forecasting

•	Accounting and Tax

•	Treasury, including network settlement/reconciliation

•	Acquisitions

•	Investor/Bank and Audit relations

•	Legal, Contract and Facilities administration

•	Human Resource, Benefits, and Insurance

Finally, we expect you will participate as a key member of the management team, and contribute towards the overall planning, and success of the company.

Salary

Your initial salary will be $200,000 annually. This will be payable bi-weekly according to the company’s standard payroll schedule. In the event we make executive-wide salary adjustments, we will include you in that, and raise your annualized salary to $225,000. As discussed, there are no cash bonuses for the executive team. We view stock as our upside.

Stock Options

You will be granted 100,000 stock options upon joining the company. The options will have a $.38 exercise price, and vest equally over 4 years. Additionally, we will grant you another 50,000 options, six months from your start date, assuming you are performing as you and I anticipate. Vesting will accelerate in the event of a change of control/sale of the company. The options require Board approval.

Benefits

You will be entitled to participate in the executive benefit program at no cost to you. We will provide specific details surrounding benefit levels and eligibility upon your acceptance.

Non-Compete

Like all company employees, you will be required to sign the company’s non-compete/nonsolicitation agreement as a condition of your employment.

Start Date

As discussed, we’d like you to start on/around November 1st. I will do everything I can to help you get briefed and up to speed in the interim.

Eric, on behalf of the management team and the Board, we are excited about the prospect of you joining us. We believe your style, experience, and fit are excellent, which should lead to your being very successful within our organization. I’m personally looking forward to working with you, should you decide to accept our offer.

You may indicate your acceptance of this offer by signing below.

Please let me know if I can answer any additional questions regarding the role, our offer, or the company in general.

Best Regards,

/s/ Ron Clarke
Ron Clarke

CEO

FleetCor Technologies

I accept employment offer:

/s/ Eric Dey
Eric Dey	Date